Exhibit 10.1
2007 Cash Bonus Plans
     The Compensation Committee approved a bonus plan for each executive officer of the Company to be effective for the 2007 fiscal year. Pursuant to the 2007 bonus plans, Joey A. Jacobs, William B. Rutherford, Brent Turner, Jack E. Polson, Christopher L. Howard and Steven T. Davidson may be awarded cash bonuses based upon the Company’s attainment of certain performance targets during 2007. The Company must collect at least 95% of revenue recorded in 2007 in order for the executive officers to be eligible for payment of a bonus. The bonus plans provide that the bonus of Messrs. Jacobs, Turner, Polson, Howard and Davidson for 2007 will be based 60% upon targets related to the comparison of the Company’s actual earnings before income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization (“EBITDA”) to budgeted EBITDA for 2007; 20% upon targets related to adjusted earnings per share for 2007; and 20% upon other criteria selected by the Compensation Committee. The bonus for Mr. Rutherford for 2007 will be based 70% upon targets related to the comparison of the Company’s actual EBITDA to budgeted EBITDA for 2007; 20% upon targets related to adjusted earnings per share for 2007; and 10% upon other criteria selected by the Compensation Committee. The maximum bonus award (as a percentage of base salary) that each executive officer can receive is as follows: Mr. Jacobs, 135%; Mr. Rutherford, 97.5%; Messrs. Turner, Polson and Howard, 75%; and Mr. Davidson, 67.5%.
     Following the end of the 2007 fiscal year, the Compensation Committee will determine whether and the extent to which the applicable 2007 performance targets discussed above were met. The Compensation Committee will then award each executive officer a cash bonus based on the achievement of the applicable performance targets. No payments will be made for performance below specified threshold levels. Payments for performance between the minimum threshold and the target level required to receive the maximum bonus award will be determined based on a formula. The awarding of cash bonuses is subject to the discretion of the Compensation Committee.